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                                                                  EXHIBIT (c)(8)


                  AMENDMENT NO. 1 TO CONFIDENTIALITY AGREEMENT


                  AMENDMENT NO. 1, dated as of June 11, 1999 (this "AMENDMENT"), to the Confidentiality Agreement, dated as of March 3, 1999 (the "AGREEMENT"), between SUPERIOR SERVICES, INC., a Wisconsin corporation (the "COMPANY") and VIVENDI, a SOCIETE ANONYME organized under the laws of France ("VIVENDI").

                              W I T N E S S E T H:

                  WHEREAS, the Company, Vivendi and ONYX SOLID WASTE ACQUISITION CORP., a Wisconsin corporation and an indirect wholly-owned subsidiary of Vivendi ("MERGER SUB") have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), providing for, among other things, an Offer by Merger Sub for all the outstanding Shares of the Company and, subsequent thereto, assuming the Offer is consummated on the terms set forth in the Offer Documents and all other conditions to the Merger are satisfied or waived, the Merger of Merger Sub with and into the Company with the Company as the surviving corporation in the Merger, pursuant to which the Company will become a wholly-owned subsidiary of Vivendi; and

                  WHEREAS, as a condition and inducement to each of Vivendi's and Merger Sub's willingness to enter into the Merger Agreement, Vivendi and the Company have entered into the Stock Option Agreement, dated as of the date hereof (the "STOCK OPTION AGREEMENT") pursuant to which the Company has granted Vivendi an option to purchase Option Shares (as that term is defined in the Stock Option Agreement) under certain circumstances; and

                  WHEREAS, as a condition and inducement to each of Vivendi's and Merger Sub's willingness to enter into the Merger Agreement, Joseph P. Tate ("SHAREHOLDER") has entered into a Shareholder Tender Agreement, dated as of the date hereof (the "SHAREHOLDER TENDER AGREEMENT"), with Vivendi and Merger Sub pursuant to which Shareholder has, among other things, agreed to tender Shareholder's Shares (as that term is defined in the Shareholder Tender Agreement) in the Offer and grant Merger Sub an Option (as that term is defined in the Shareholder Tender Agreement) to purchase Shareholder's Shares under certain circumstances; and

                  WHEREAS, the respective Boards of Directors of the Company and Vivendi have approved this Amendment and authorized their duly authorized officers to execute and deliver this Amendment; and

                  WHEREAS, the Company and Vivendi desire to amend the Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


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                                    ARTICLE I
                           AMENDMENTS TO THE AGREEMENT

         1.1      Section 7 of the Agreement is hereby amended as follows:

                  By deleting the period at the end of the paragraph and inserting in lieu thereof, the words "; PROVIDED, HOWEVER, that the foregoing shall not limit any of Recipient's and Merger Sub's rights under each of the Merger Agreement, the Stock Option Agreement and the Shareholder Tender Agreement (collectively, the "Agreements") or prohibit or otherwise restrict any of the transactions contemplated by the Agreements, including, without limitation, Recipient and Merger Sub's right to (a) commence and consummate each of the Offer and the Merger pursuant to the Merger Agreement, (b) purchase Shares pursuant to the option granted to Recipient pursuant to the Stock Option Agreement, (c) purchase Shares pursuant to the option granted to Recipient pursuant to the Shareholder Tender Agreement and (d) receive a proxy from Shareholder with respect to Shareholder's Shares (as that term is defined in the Shareholder Tender Agreement) pursuant to the Shareholder Tender Agreement. Capitalized terms used in this Section 7 and not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement."

                                   ARTICLE II
                                  MISCELLANEOUS

         2.1 DEFINITIONS. Capitalized terms used in this Amendment and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

         2.2 ENTIRE AGREEMENT; RESTATEMENT. Other than as amended by Section 1.1 above, the Agreement shall remain in full force and effect unaffected hereby. The Agreement, as amended by this Amendment, is hereinafter referred to as the "Agreement", and the parties hereto hereby agree that the Agreement may be restated to reflect the amendments provided for in this Amendment.

         2.3 GOVERNING LAW AND VENUE. THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Amendment and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Amendment may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and




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grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 10.7 of the Merger Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         2.4 COUNTERPARTS. This Amendment may be executed in any number of counterparts, each such counterpart being deemed an original instrument, and all such counterparts shall together constitute the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed as of the date first written above.

                                               SUPERIOR SERVICES, INC.

                                               By:      /s/ G. W. Dietrich
                                                  ------------------------------
                                                  Name:  G. W. Dietrich
                                                  Title:    President and CEO

                                               VIVENDI

                                               By:      /s/ Henri Proglio
                                                  ------------------------------
                                                  Name:  Henri Proglio
                                                  Title:    Directeur General


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